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                                 EXHIBIT 3 (i)


                             ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                          OF AZTEC MANUFACTURING CO.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Articles of Incorporation.

                                  ARTICLE ONE
                                  -----------

     The name of the corporation is Aztec Manufacturing Co.


                                  ARTICLE TWO
                                  -----------

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on July 11, 2000 to change the name of the corporation. The amendment alters or changes Article I of the original Articles of Incorporation and the full text of Article I as altered is as follows:

          ARTICLE I.  The name of the Corporation is AZZ incorporated.

                                 ARTICLE THREE
                                 -------------

     The number of shares of the corporation outstanding on the record date for the vote on such amendment was 4,818,233 shares of $1.00 par value Common Stock and the number of such shares entitled to vote thereon was 4,818,223 shares.

                                 ARTICLE FOUR
                                 ------------

     The number of shares voted for such amendment was 4,056,571; the number of shares voted against such amendment was 90,551; and the number of shares abstaining was 17,059.

     DATED: July 12, 2000.

                                 AZTEC MANUFACTURING CO.



                                 By:---------------------------------
                                    Sam Rosen, Secretary
                                    Its Authorized Officer


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